Exhibit 99.1
News Release
Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777 Fax: 585-352-7788

Contact:

Charles P. Hadeed, President and COO	Van Negris / Lexi Terrero
John J. Zimmer, Vice President of Finance and CFO	Van Negris & Company, Inc.
Transcat, Inc.	212-759-0290
585-352-7777
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2007 First Quarter Results;
Revenues Rise 10.3%
ROCHESTER, NY – July 18, 2006 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2007 first quarter ended June 24, 2006.

Fiscal Year 2007 First Quarter Highlights
•	Net sales increased 10.3% to $15.5 million in the fiscal year 2007 first quarter.

•	Operating income for the fiscal year 2007 first quarter, which included a $0.1 million non-cash expense related to stock options vesting during the quarter, as we adopted Statement of Financial Accounting Standards 123R, was flat at $0.3 million. Excluding this expense, operating income increased by 44.8% for the fiscal year 2007 first quarter.

•	Net income for the fiscal year 2007 first quarter, which included a provision for income taxes, decreased $0.1 million to $0.1 million, or $0.02 per diluted share, from $0.2 million or $0.02 per diluted share, in the fiscal year 2006 first quarter.

•	Distribution Products - Net sales increased 12.3% to $10.5 million in the fiscal year 2007 first quarter from $9.4 million in the fiscal year 2006 first quarter. Distribution Products gross profit ratio for the fiscal year 2007 first quarter increased 1.6 points to 25.7% from the fiscal year 2006 first quarter.

•	Calibration Services - Net sales increased 6.5% to $5.0 million in the fiscal year 2007 first quarter from $4.7 million in the fiscal year 2006 first quarter. Calibration Services gross profit ratio decreased 5.6 points to 23.1% from the fiscal year 2006 first quarter.
Operations Review
Carl E. Sassano, Chairman of the Board and Chief Executive Officer, stated: “I am pleased to report continued revenue growth in both Distribution Products and Calibration Services sales in the fiscal year 2007 first quarter.
- m o r e -

Transcat, Inc.
Page Two - July 18, 2006
“Increased indirect sales, which typically have a lower gross margin than our direct sales, contributed to the 12.3% growth in Distribution Products sales. The improvement in gross margin was due to purchase rebates in the fiscal year 2007 first quarter, which accounted for approximately 2.5 points of gross margin. Excluding these rebates, gross margin from Distribution Products sales declined by 0.9 points.
“A primary driver for growth in our Calibration Services business was the acquisition of N.W. Calibration Inspection, Inc. (NWCI) in Fort Wayne, Indiana, completed during the fiscal year 2006 fourth quarter, which expanded our Calibration Centers of Excellence to twelve. Our strategic acquisition of NWCI has expanded the services we offer our customers and is allowing us to become a more integral service supplier within our identified target markets. However, our Calibration Services growth, excluding NWCI, is short of our expectations and we are making changes in our selling processes to improve our growth rate in this segment. During the fiscal year 2007 first quarter, we continued to invest in expanding the capabilities of our calibration laboratories which had a short term impact on the gross margin. As we achieve sales increases in Calibration Services by targeting companies that value quality and expect documentation of the work performed, we anticipate that the gross margin will improve as many of the costs supporting the Calibration Services business are relatively fixed.”
Looking Ahead
Mr. Sassano continued: “For fiscal year 2007, we expect to build on the solid foundation that has been established over the previous four years, with continued growth in revenues. We expect the business overall will experience growth in fiscal year 2007 similar to that of fiscal year 2006.
We are focused on maximizing gross margin from our Distribution Products sales while maintaining sales growth in the high single digits in fiscal year 2007. A core strategy for Distribution Products growth is to identify customers who have a high potential demand for Calibration Services. However, we will also take advantage of other market opportunities when they arise. One such example is the level of Distribution Products sales through indirect channels we achieved in the fiscal year 2007 first quarter and which we anticipate should decline as a percentage of our total sales going forward, with consequent improvements in gross margin.
We are also focused on growth in our Calibration Services business in fiscal year 2007 to leverage the investments we have made and improve our gross margin. We continue to believe that bundling our Distribution Products sales and Calibration Services provides significant value to our customers and gives us both competitive advantages and operating efficiencies.”
Fiscal Year 2007 First Quarter Financial Summary
For the fiscal year 2007 first quarter, net sales were $15.5 million, an increase of $1.5 million or 10.3%, compared with net sales of $14.1 million for the fiscal year 2006 first quarter. Distribution Products net sales for the fiscal year 2007 first quarter were $10.5 million, an increase of $1.2 million or 12.3%, compared with net sales of $9.4 million for the fiscal year 2006 first quarter. Calibration Services net sales for the fiscal year 2007 first quarter were $5.0 million, an increase of $0.3 million or 6.5%, compared with net sales of $4.7 million for the fiscal year 2006 first quarter.
During the fiscal year 2007 first quarter, we adopted Statement of Financial Accounting Standards 123R, which requires us to record a non-cash expense of $0.1 million related to stock options vesting during the quarter. Including this expense, operating income for the fiscal year 2007 first quarter was flat at $0.3 million when compared to the fiscal year 2006 first quarter. Excluding this expense, our operating income increased by 44.8% for the fiscal year 2007 first quarter.
Net income for the fiscal year 2007 first quarter decreased $0.1 million to $0.1 million, or $0.02 per diluted share, from $0.2 million or $0.02 per diluted share, in the fiscal year 2006 first quarter. Net income was impacted by the provision for income taxes in the fiscal 2007 first quarter. In the fiscal year 2006 first quarter, our income tax provision was offset by a reduction in our deferred tax asset valuation reserve.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
- m o r e -

Transcat, Inc.
Page Three - July 18, 2006
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through twelve Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.
- Statistical Tables Follow -
Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June	June
	24, 2006	25, 2005
Product Sales	$10,536	$9,385
Service Sales	4,983	4,680

Net Sales	15,519	14,065

Cost of Products Sold	7,829	7,126
Cost of Services Sold	3,831	3,334

Total Cost of Products and Services Sold	11,660	10,460

Gross Profit	3,859	3,605

Selling, Marketing, and Warehouse Expenses	2,134	2,093
Administrative Expenses	1,389	1,182

Total Operating Expenses	3,523	3,275

Operating Income	336	330

Interest Expense	93	114
Other Expense	75	42

Total Other Expense	168	156

Income Before Income Taxes	168	174
Provision for Income Taxes	52	-

Net Income	$116	$174

Basic Earnings Per Share	$0.02	$0.03
Weighted Average Shares Outstanding	6,830	6,536

Diluted Earnings Per Share	$0.02	$0.02
Weighted Average Shares Outstanding	7,345	7,233
- m o r e -

Transcat, Inc.
Page Four - July 18, 2006
Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	June	March
	24, 2006	25, 2006
ASSETS
Current Assets:
Cash	$406	$115
Accounts Receivable, less allowance for doubtful accounts of $61 and $63 as of June 24, 2006 and March 25, 2006, respectively	7,591	7,989
Other Receivables	285	-
Finished Goods Inventory, net	3,778	3,952
Prepaid Expenses and Deferred Charges	791	732
Deferred Tax Asset	1,095	1,038

Total Current Assets	13,946	13,826
Property, Plant and Equipment, net	2,672	2,637
Assets Under Capital Leases, net	34	50
Goodwill	2,967	2,967
Prepaid Expenses and Deferred Charges	90	113
Deferred Tax Asset	1,530	1,624
Other Assets	269	271

Total Assets	$21,508	$21,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,223	$4,219
Accrued Payrolls, Commissions, and Other	1,262	2,530
Income Taxes Payable	31	102
Current Portion of Term Loan	645	667
Capital Lease Obligations	39	56
Revolving Line of Credit	4,380	3,252

Total Current Liabilities	10,580	10,826
Term Loan, less current portion	208	353
Deferred Compensation	119	118
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	12,451	12,841

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,130,363 and 7,048,028 shares issued as of June 24, 2006 and March 25, 2006, respectively; 6,864,015 and 6,791,240 shares outstanding as of June 24, 2006 and March 25, 2006, respectively	3,565	3,524
Capital in Excess of Par Value	4,846	4,641
Warrants	329	329
Unearned Compensation	(4)	(15)
Accumulated Other Comprehensive Gain	268	181
Retained Earnings	991	875
Less: Treasury Stock, at cost, 266,348 and 256,788 shares as of June 24, 2006 and March 25, 2006, respectively	(938)	(888)

Total Stockholders’ Equity	9,057	8,647

Total Liabilities and Stockholders’ Equity	$21,508	$21,488

- m o r e -

Transcat, Inc.
Page Five - July 18, 2006
Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Three Months Ended
	June	June
	24, 2006	25, 2005
Cash Flows from Operating Activities:
Net Income	$116	$174
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Deferred Taxes	37	-
Depreciation and Amortization	358	288
Provision for Doubtful Accounts Receivable	17	40
Provision for Returns	-	11
Provision for Slow Moving or Obsolete Inventory	(5)	-
Stock-Based Compensation	144	-
Amortization of Unearned Compensation	11	13
Changes in Assets and Liabilities, excluding acquisition:
Accounts Receivable and Other Receivables	167	809
Inventory	179	722
Income Taxes Payable	(71)	-
Prepaid Expenses, Deferred Charges, and Other	(138)	(215)
Accounts Payable	4	(1,015)
Accrued Payrolls, Commissions, and Other	(1,268)	(930)
Deferred Compensation	-	25

Net Cash Used in Operating Activities	(449)	(78)

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(273)	(261)

Net Cash Used in Investing Activities	(273)	(261)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	1,128	353
Payments on Term Loans	(167)	(167)
Payments on Capital Leases	(17)	(15)
Issuance of Common Stock	53	144

Net Cash Provided by Financing Activities	997	315

Effect of Exchange Rate Changes on Cash	16	(19)

Net Increase (Decrease) in Cash	291	(43)
Cash at Beginning of Period	115	106

Cash at End of Period	$406	$63

Supplemental Disclosure of Non-Cash Financing Activity:

Treasury Stock Acquired in Cashless Exercise of Stock Options	$50	$-
# # #